DUCKWALL ALCO STORES, INC.

NON-QUALIFIED

STOCK OPTION PLAN

FOR NON-MANAGEMENT DIRECTORS

May 23, 2006

DUCKWALL ALCO STORES, INC.

NON-QUALIFIED STOCK OPTION PLAN FOR DIRECTORS

TABLE OF CONTENTS

Article I. Establishment, Purpose and Effective Date of Plan

1.1         Establishment

1.2         Purpose

1.3         Effective Date

Article II. Definitions

2.1         Definitions

Article III. Eligibility and Participation

Article IV. Administration

Article V. Stock Subject To Plan

5.1         Number

5.2         Unused Stock

5.3         Adjustment in Capitalization

Article VI. Duration of Plan

Article VII. Terms of Options

7.1         Grant of Options

7.2         Stock Option Agreement

7.3         Exercise Price

7.4         Duration of Options

7.5         Vesting of Options

7.6         Nontransferability of Options

7.7         Restriction on Stock Transferability

7.8         Exercise of Options

7.9         Purchase for Investment

Article VIII. Cessation As Director

Article IX. Amendment, Modification and Termination of Plan

Article X. Tax Withholding

Article XI. Unfunded Plan

Article XII. No Right To Remain A Director

Article XIII. Requirement of Law

13.1       Requirement of Law

13.2       Governing Law

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DUCKWALL ALCO STORES, INC.

NON-QUALIFIED STOCK OPTION PLAN FOR NON-MANAGEMENT DIRECTORS

Article I.

Establishment, Purpose and Effective Date of Plan

1.1	Establishment.

Duckwall ALCO Stores, Inc., a Kansas corporation, hereby establishes a stock option plan for members of its Board of Directors, which shall be known as the Duckwall ALCO Stores, Inc. Non-Qualified Stock Option Plan for Non-Management Directors (the "Plan").

1.2	Purpose.

The purpose of the Plan is to aid the Company in competing with other companies for the services of new Directors, to induce Directors to remain as Directors, to focus Directors on the long-term Company objectives, to reward and recognize Directors for their contributions to the success of the Company and to motivate Directors to acquire an interest in the Company.

1.3	Effective Date.

The "Effective Date" of the Plan shall be the date of approval by the holders of a majority of the shares of Stock entitled to vote represented in person or by proxy at a meeting duly called after the adoption of the Plan by the Board.

Article II.

Definitions

2.1	Definitions.

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

a.	"Annual Options" means options granted on an ongoing annual basis.

b.          "Beneficiary" means the person or persons designated by a Participant to exercise an Option in the event of the Participant's death while employed by, or as a Director of, the Company, or in the absence of such designation, the legal representative of the Participant's estate.

c.          "Board" or "Directors" means the non-management members of the Board of Directors of the Company.

d.          A "Change in Control" shall be as defined in the Incentive Stock Option Plan of 2003, as may be amended.

e.	"Code" means the Internal Revenue Code of 1986, as amended.
f.	"Committee" means the Compensation Committee of the Board.
g.	"Company" means Duckwall ALCO Stores, Inc., a Kansas corporation.

h.          "Disability" means the inability of an individual to fulfill his responsibilities as a Director as a result of mental or physical incapacity.

i.	"Effective Date" means the date the Plan is approved by the stockholders.

j.           "Exercise Price" means, with respect to any Option, a value as specified in Section 7.3, determined as of the date of grant of such Option.

k.          "Fair Market Value" means, for any particular date, (i) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or the Over-the-Counter Bulletin Board Market ("OTCBB"), the last transaction price per share as quoted by the National Market of NASDAQ or the OTCBB, (ii) for any period during which the Stock shall not be listed for trading on a national securities exchange or its price reported by the National Market of NASDAQ or the OTCBB, but when prices for the Stock shall be reported by NASDAQ, the closing bid price as reported by NASDAQ, (iii) for any period during which the Stock shall be listed for trading on a national securities exchange, the closing price per share of Stock on such exchange as of the close of such trading day, or (iv) the market price per share of Stock as determined by a qualified valuation expert selected by the Board in the event neither (i), (ii), or (iii) above shall be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the next succeeding day when the markets are open.

l.           "Initial Options" means Options granted to Directors on the Option Date following the Effective Date or in the initial year that an individual becomes a Director.

m.         "Non-Qualified Stock Option" means a Stock Option, other than an Option qualifying as an Incentive Stock Option, as defined in Code Section 422.

n.          "Option" means the contractual right granted to a Participant to purchase a share of Stock under the Plan at a stated price for a specified period of time.

o.          "Option Date" means the date or dates established by the Committee after the approval of the Plan by the stockholders.

p.          "Participant" means a Director who has been granted Options under the Plan.

q.          "Service" means the period of time that an individual serves as a member of the Board and includes any service prior to the adoption of the Plan as well as service as a consultant to the Board prior to election to the Board.

r.	"Stock" means the Company's Common Stock.

s.          "Stock Option Agreement" means an agreement between the Participant and the Company evidencing the grant and terms of an Option.

t.           "Vested" means that an Option is nonforfeitable and exercisable with regard to a designated number of shares of Stock as specified in Section 7.5.

Article III.

Eligibility and Participation

All members of the Board, who are not otherwise officers or employees of the Company, shall be eligible to participate in the Plan on the Effective Date.

Article IV.

Administration

The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be uniformly applied and shall be final, binding and conclusive for all purposes and upon all persons.

Article V.

Stock Subject To Plan

5.1	Number.

Subject to adjustment as provided by Section 5.3, the total number of shares of Stock reserved for Options and subject to issuance under the Plan may not exceed one hundred twenty thousand (120,000) shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

5.2	Unused Stock.

In the event any shares of Stock are subject to an Option which, for any reason, expires or is terminated unexercised as to such shares, such shares again shall become available for issuance under the Plan.

5.3	Adjustment in Capitalization.

In the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events, the number of shares of Stock that may be issued under the Plan, as well as the number or type of shares or other property subject to outstanding Options and the applicable option or purchase price per share, shall be adjusted appropriately by the Committee, as determined in its sole discretion.

Article VI.

Duration of Plan

The Plan shall remain in effect, subject to the Board's right to terminate the Plan pursuant to Article IX, until all Stock subject to it has been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth anniversary of the Plan's Effective Date.

Article VII.

Terms of Options

7.1	Grant of Options.

a.          All eligible Directors will receive zero (0) to twenty thousand (20,000) Annual Options on each Option Date commencing with the Option Date following the Option Date on which Initial Options were granted. Specific grants will be based upon the performance of the Company, creation of shareholder value, and the performance of each Director.

	b.	All options granted under the Plan will be Non-Qualified Stock Options.
7.2	Stock Option Agreement.

Each Option shall be evidenced by a Stock Option Agreement that shall specify that the Options are Non-Qualified Stock Options, the Exercise Price, the duration of the Options, the number of shares of Stock to which the Option pertains, the events by which the Options become Vested, and such other provisions as the Committee shall determine.

7.3	Exercise Price.

All Options granted under the Plan will be granted at a price equal to the Fair Market Value as of the Option Date applicable to that Option.

7.4	Duration of Options.

Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no Option shall be exercisable on or after five (5) years following the date of grant.

7.5	Vesting of Options.

a.          All Options granted under the Plan will become Vested in accordance with the following:

i.           None until the expiration of one year from the granting date (the rating period);

ii.          Twenty-five percent (25%) of all shares after one (1) year from the granting date;

iii.         Fifty percent (50%) of all shares after two (2) years from the granting date;

iv.         Seventy-five percent (75%) of all shares after three (3) years from the granting date; and

v.          One hundred percent (100%) of all shares after four years from the granting date. This Option shall expire five (5) years after the granting date. To the extent the optionee does not purchase all or part of the shares of common stock to which optionee is entitled, the Option shall expire as to such unpurchased shares.

b.          Notwithstanding the provisions of Subsection (a) above, Options granted under the Plan will become 100% Vested and exerciseable in the event of the Participant's death, Disability, or Change in Control, except to the extent that the exerciseability of any such Option would result in an "excess parachute payment" within the meaning of Section 280G of the Code.

7.6	Nontransferability of Options.

No Option granted under the Plan, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant, Options may be exercised only by the Participant.

7.7	Restriction on Stock Transferability.

The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, under any blue sky or state securities laws applicable to such shares and under any buy/sell agreements entered into by the existing shareholders. It is anticipated that prior to the time of the first exercise of an Option, the Company will file a form S-8 with the Securities and Exchange Commission and restrictions may not be necessary.

7.8	Exercise of Options.

A Participant shall exercise a Vested Option by written notice to the Committee specifying the number of shares of Stock to be purchased. The Exercise Price of any Vested Option shall be payable to the Company in full at the time of the exercise of the Option in a manner as is specified in the Stock Agreement.

7.9	Purchase for Investment.

At the time of any exercise of any Option, the Committee may, if it shall deem it necessary for any reason connected with any law or regulation of any governmental authority relating to the regulation of securities, require as a condition to the issuance of Stock that the Participant represent in writing to the Company that it is his intention to acquire the Stock for investment only and not for resale. In the event such a representation is required and made, no Stock shall be issued to the Participant unless and until the Company is satisfied with the validity of such representation. Certificates for Stock as to which such representation is required and made may, in the discretion of the Board, be endorsed with a legend noting such representations.

Article VIII.

Cessation As Director

In the event the Participant shall cease to be a Director of the Company for any reason, except following an event enumerated in Section 7.5(b), any outstanding Vested Options may be exercised for a period of twelve (12) months following such cessation as a Director (or the expiration date of the Option, if shorter). The Participant may exercise any such Options as were exercisable at the date of cessation as a Director, and no more.

In the event the Participant shall cease to be a Director of the Company following an event enumerated in Section 7.5(b), except death, any outstanding Options may be exercised until the expiration date of the Option. The Participant may exercise only such options as were exercisable at the date of the cessation as a director, and no more.

If the Participant dies before his service as a Director ceases, the Participant's Beneficiary may, within the twelve (12) month period following death (or the expiration date of the Options, if shorter), exercise the Options on the Participant's behalf.

Article IX.

Amendment, Modification and Termination of Plan

The full Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no such action of the Board, without the approval of the holders of a majority of the shares of Stock entitled to vote represented in person or by proxy at a meeting duly called may:

a.          Increase the total amount of Stock which may be issued under the Plan, except as provided in Sections 5.1 and 5.3 of the Plan.

b.	Change the class of individuals eligible to receive Options.

c.          Change the provisions of the Plan regarding the Exercise Price except as permitted by Section 5.3.

d.          Materially increase the cost of the Plan or materially increase the benefits to Participants.

e.	Extend the period during which Options may be granted.

f.           Extend the maximum period after the date of grant during which Options may be exercised.

No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option granted under the Plan without the consent of the Participant.

Article X.

Tax Withholding

Whenever shares of Stock are to be issued under the Plan, the Company shall have the power to require the recipient of the Stock to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements. The Company may also withhold from delivery to the recipient a number of shares, the Fair Market Value of which is sufficient to satisfy federal, state and local withholding requirements.

Article XI.

Unfunded Plan

The Plan shall be unfunded. The Company shall not be required to segregate any assets that may be represented by Options. The Company shall not be deemed to be a trustee of any amounts to be paid under any Option. Any liability of the Company to pay any Participant with respect to an Option shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Company.

Article XII.

No Right To Remain A Director

The grant of an Option shall not create any right in any person to remain as a Director of the Company.

Article XIII.

Requirement of Law

13.1	Requirement of Law.

The granting of Options and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.2	Governing Law.

The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Kansas except to the extent superseded by federal law.

DUCKWALL ALCO STORES, INC.
By: /s/ Bruce C. Dale
Title: President
ATTEST:
/s/ Charles E. Bogan Secretary